Exhibit (a)(5)(A)

Inphi Corporation Announces Final Results of Its Offers to Purchase

Any and All of its Outstanding 0.75% Convertible Senior Notes due 2021

and 0.75% Convertible Senior Notes due 2025

SANTA CLARA, Calif., June 2, 2021 /PRNewswire/ — Inphi Corporation (“Inphi”), a wholly-owned subsidiary of Marvell Technology Inc. (NASDAQ: MRVL) (“MTI”), announced today the final results of its tender offers to repurchase any and all of its outstanding 0.75% Convertible Senior Notes due 2021 (the “2021 Notes”) and 0.75% Convertible Senior Notes due 2025 (the “2025 Notes” and, together with the 2021 Notes, the “Notes”) in compliance with the terms of (i) the Indenture, dated as of September 12, 2016 (as amended, the “2021 Indenture”), among Inphi, as issuer, MTI, as guarantor, and Wells Fargo Bank, National Association, as trustee, governing the 2021 Notes, and (ii) the Indenture, dated as of April 24, 2020 (as amended, the “2025 Indenture”), among Inphi, as issuer, MTI, as guarantor, and U.S. Bank National Association, as trustee, governing the 2025 Notes. The tender offers expired at 12:00 midnight, New York City time, at the end of the day on June 1, 2021 (the “Expiration Date”).

The trustee, paying agent and conversion agent for the 2021 Notes, Wells Fargo Bank, National Association (the “2021 Notes Trustee”), and the trustee, paying agent and conversion agent for the 2025 Notes, U.S. Bank National Association (the “2025 Notes Trustee” and, together with the 2021 Notes Trustee, the “Trustees”), have advised the Company that none of the 2021 Notes and none of the 2025 Notes were validly tendered pursuant to the tender offers.

As previously announced, the consummation on April 20, 2021 (the “Merger Date”) of the merger of Indigo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of MTI, with and into Inphi (the “Delaware Merger”), with Inphi continuing as a wholly owned subsidiary of MTI, constituted a Fundamental Change and a Make-Whole Fundamental Change under each of the Indentures and holders of the Notes, therefore, had the right to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) during the period from the Merger Date to the close of business on June 1, 2021 (the “Make-Whole Convertibility Period”) into 2.323 shares of common stock, $0.002 par value per share, of MTI (each, an “MTI Share”) and $66.00 in cash, without interest, plus cash in lieu of any fractional MTI Shares (the “Merger Consideration”) at the applicable increased conversion rate. Specifically, during the Make-Whole Convertibility Period, each 2021 Note was convertible into $1,171.65 in cash and 41.2384 MTI Shares, with cash paid in lieu of any fractional share, and each 2025 Note was convertible into $567.27 in cash and 19.9662 MTI Shares, with cash paid in lieu of any fractional share. The Make-Whole Convertibility Period has now expired.

If a holder of the 2021 Notes failed to exercise its conversion right during the Make-Whole Convertibility Period, such holder will continue to be entitled to convert their 2021 Notes into 41.2351 MTI Shares and $1,171.55 in cash (such amounts calculated by multiplying the conversion rate in effect immediately prior to the closing of the Delaware Merger times the Merger Consideration) up until the close of business on the second Scheduled Trading Day (as such term as defined in the 2021 Indenture) immediately preceding the maturity date of the 2021 Notes in accordance with the terms of the 2021 Indenture. However, such holder will no longer be entitled to receive the increased conversion rate referenced above resulting from the Delaware Merger constituting a Make-Whole Fundamental Change.

If a holder of the 2025 Notes failed to exercise its conversion right during the Make-Whole Convertibility Period, such holder will no longer be entitled to convert its 2025 Notes as a result of the Delaware Merger constituting a Fundamental Change or Make-Whole Fundamental Change, and will no longer be entitled to the increased conversion rate referenced above. The 2025 Notes will, however, continue to be convertible until June 30, 2021 in accordance with Section 14.01(b)(iv) of the 2025 Indenture as a result of the Last Reported Sale Price (as defined in the 2025 Indenture) of Inphi’s common stock having exceeding $162.3802 (130% of the then-applicable conversion price of $124.91) for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of Inphi’s calendar quarter ended March 31, 2021. Accordingly, Holders of the 2025 Notes may continue to surrender them for conversion into 18.5977 MTI Shares and $528.39 in cash (such amounts calculated by multiplying the conversion rate in effect immediately prior to the closing of the Delaware Merger times the Merger Consideration) during the calendar quarter (and only during such calendar quarter) commencing on April 1, 2021 and ending on June 30, 2021. After June 30, 2021, holders of the 2025 Notes will need to wait until the occurrence of another event giving rise to the right to convert their 2025 Notes in accordance with the terms of the 2025 Indenture.

As of the close of business on June 1, 2021, $115,000 aggregate principal amount of 2021 Notes remain outstanding and $3,000 aggregate principal amount of 2025 Notes remain outstanding, in each case after giving effect to any Notes for which the holder has delivered an irrevocable notice of conversion.

For questions and information concerning the tender offer for the 2021 Notes, please call the 2021 Notes Trustee toll-free at (800) 344-5128. For questions and information concerning the tender offer for the 2025 Notes, please call the 2025 Notes Trustee toll-free at (651) 466-6619.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: MTI’s failure to realize the anticipated benefits of the transaction, including as a result of its ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities or delays related to such integration; MTI’s ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the completion of the transaction; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the transaction; the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets; legislative, regulatory and economic developments affecting MTI’s business; general economic and market developments and conditions including disruptions in MTI’s supply chain or in the supply chains of its customers or suppliers; the evolving legal, regulatory and tax regimes under which MTI operates; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as MTI’s response to any of the aforementioned factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors as well as other risks associated with the transaction and the combined company as described in the “Risk Factors” section of the joint proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the transaction, and risks and uncertainties that affect Inphi’s business as described in the “Risk Factors” section of Inphi’s most recent Annual Report on Form 10-K and other documents filed by MTI, Marvell or Inphi from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Media Contact:

MTI Investor Relations:

Ashish Saran

408-222-0777

ir@Marvell.com